EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of AnythingIT, Inc. of our report dated August 16, 2012, relating to the balance sheets of AnythingIT, Inc. as of June 30, 2012 and 2011 and the related statements of operations, changes in stockholders' equity, and cash flows for the years ended June 30, 2012 and 2011.  We also consent to the reference to us under the heading “Experts” in the prospectus which is a part of the Registration Statement.

/s/ SHERB & CO., LLP
SHERB & CO., LLP

Boca Raton, Florida
September 13, 2012